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                                                                 Exhibit 11


                       FERRO CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                                        9 Months         9 Months
         (Dollars in Thousands)                                         September        September
                                                                           1996             1995
                                                                           ----             ----
                PRIMARY:

              Weighted average shares and common stock equivalents      26,711,778       27,995,032

              Net Income                                              $     40,693     $     37,579

              Less Preferred Stock Dividend, Net of Tax                     (2,799)          (2,743)
                                                                      ------------     ------------

              Income Available to Common Shareholders                 $     37,894     $     34,836

PRIMARY EARNINGS PER COMMON SHARE                                     $       1.42     $       1.24


       FULLY DILUTED:

              Weighted average shares and common stock equivalents      26,711,778       27,995,032

              Adjustments (primarily assumed conversion of
                     convertible preferred stock)                        2,412,873        2,433,373
                                                                      ------------     ------------

                                                                        29,124,651       30,428,405

              Net Income                                              $     40,693     $     37,579

              Additional ESOP Contribution, Net of Tax                      (1,432)          (1,516)
                                                                      ------------     ------------

              Adjusted Net Income                                     $     39,261     $     36,063


FULLY DILUTED EARNINGS PER SHARE                                      $       1.35     $       1.19